Exhibit 99.1

For Immediate Release

Investor Contact:	Neil Kerman
Vice President Corporate Finance
(781) 401-7152

Media Contact:	Denise Kaigler
Vice President, Global Communications
(781) 401-7869

REEBOK REPORTS  IMPROVED FOURTH QUARTER AND YEAR END RESULTS

Canton, MA, January 28, 2004 — Reebok International Ltd. (NYSE:RBK) today reported net income for the fourth quarter ended December 31, 2003 of $28 million, or $.44 per diluted share, an earnings per share increase of 63% when compared to net income of $16 million, or $.27 per diluted share in the fourth quarter of 2002.  For the full year ended December 31, 2003, net income was $157 million or $2.43 per diluted share, an earnings per share increase of 19% when compared with net income (before the cumulative effect at the beginning of the year of the adoption of the new accounting standard regarding goodwill) of $132 million or $2.04 per diluted share for the 2002 comparable period.

Net sales for the 2003 fourth quarter were $844 million, an increase of 11% from 2002 fourth quarter net sales of $763 million.  Foreign currency exchange rate fluctuations favorably impacted sales comparisons.  On a constant dollar basis (1), fourth quarter sales increased approximately 6% over the prior year’s fourth quarter sales.  For the Reebok Brand, worldwide sales in the 2003 fourth quarter increased 12% to $700 million compared to 2002 fourth quarter sales of $627 million.

In the U.S., sales for the Reebok Brand increased 13% in the fourth quarter of 2003 as compared with 2002’s fourth quarter.  Reebok’s U.S. footwear sales in the fourth quarter of 2003 were $228 million, an increase of 17% when compared with 2002’s fourth quarter U.S. footwear sales of $195 million.  The Company’s international sales of Reebok Branded products amounted to $316 million in the quarter, an increase of 10% over 2002’s fourth quarter sales.

Sales of the Company’s other brands; Rockport, Ralph Lauren Footwear and The Greg Norman Collection, were $144 million in the fourth quarter of 2003, compared with 2002’s fourth quarter sales of $136 million, an increase of 6% over 2002’s fourth quarter sales.

Net sales for all of 2003 were $3.485 billion, an increase of 11% from 2002 net sales of $3.128 billion.  Worldwide sales for the Reebok Brand in 2003 were $2.936 billion as compared with 2002’s sales of $2.592 billion, an increase of 13%.

The Company reported that its total worldwide backlog of open customer orders scheduled for delivery from January 2004 through June 2004 for the Reebok Brand increased 13% from the prior year’s comparable amount.  On a constant dollar basis, overall backlog for the Reebok Brand increased 6%.

REEBOK INTERNATIONAL LTD

1895 J.W. Foster Boulevard

Canton, Massachusetts 02021

781 401 5000

www.reebok.com

2003 4th Quarter/Year End Results

January 28, 2004

Paul Fireman, the Company’s Chairman and Chief Executive Officer said, “2003 was a solid year for our Company. We achieved our sales and earnings targets despite the generally weak economic conditions for most of the year in many of our key markets around the world.  This marks the fourth consecutive year of earnings improvement since we embarked on our long-term strategic plan to re-energize the Reebok Brand.  Over that period of time we have strengthened the Brand’s image and visibility, improved the overall style and fashionability of our products, solidified our retailer relationships and gained quality market share in several strategic markets.  One of our key strategic objectives during 2003 was to invest in and grow the performance categories of the Reebok Brand.  We were successful in accomplishing this objective by leveraging our relationships with athletes, teams and federations and by developing successful business models for our valuable partnerships with the National Football League “NFL” and the National Basketball Association “NBA”.  A key ingredient of our initiative to enhance the performance credentials of the Reebok Brand was the introduction of a new and improved collection of authentic running products for athletes who demand nothing but the best.  During 2003 we introduced our new Premier Series of running products. Since we launched these new Premier products in Spring 2003, we have won several awards from well respected industry sources validating our commitment to designing and producing industry leading technical running products.  The initial success of our Premier Series running products has been very encouraging, as the running category is the largest single category of performance footwear around the world.  In addition to running, we successfully introduced a new line of men’s training products which are supported by our authentic on-field positioning with the NFL and the NBA.  Sales of performance footwear products increased by 16% for the year, led by a 15% increase in the running category and a 16% increase in the men’s training category,” Fireman said.

“Another key objective for 2003 was to continue the roll-out of our new Rbk products and marketing to help strengthen the connection between the Reebok Brand and younger consumers,” Fireman noted.  “When we launched our Rbk concept two years ago our intention was, as it is today, to create a visible and recognizable extension of the Reebok Brand worn by young athletes and supported by an integrated marketing campaign fusing music, entertainment and sports.  Our success in launching the Rbk platform is very satisfying to us all.  We proved that we were able to create an entirely new marketing concept with complementary products and successfully communicate it to consumers in an impactful way over a relatively short period of time.  During 2003 sales of our Rbk footwear products in the U.S. increased by 48% and Rbk now comprises approximately 15% of all Reebok Brand U.S. footwear sales.  Rbk has helped to improve our market share in the important athletic specialty channel in the U.S., driven by strong consumer response to these new products and concepts.  And during 2004 we are planning to extend the reach of our Rbk concepts geographically as we continue to invest in this marketing and product platform throughout the world,” Fireman added.

“In addition to our investments in both Rbk and performance products we continue to leverage our heritage in lifestyle athletic footwear by advancing our Reebok Classic products to a new level. During 2003 we successfully launched many new product extensions for Reebok Classic products including the Classic Vista collection, the Classic Fusion collection, the Sports Vibe collection, and Classic derivatives which are updated interpretations of some of our more traditional Classic models.  Classic products have evolved into a multi-faceted program serving consumers of all ages in many different demographic groups.  Sales of Reebok Classic products increased 18% over the prior year,” Fireman noted.

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“During 2003 we supported each of these product segments with their own advertising and marketing campaigns.  The Brand’s “Sounds and Rhythm of Sport” platform has been successful in integrating sports and music and is connecting young consumers with Rbk.  Our Classic print campaign which began four years ago has been very successful in helping to grow this key segment of our business,” Fireman added.  “And, we are aggressively marketing our performance products utilizing many of our world class athletes in our “Wear the Vector. Outperform” advertising campaign.  Television and print ads supporting Rbk, performance (Vector) and Classic products will run worldwide throughout 2004.”

“Looking forward, our long-term goal is to be a market leader and to continually enhance the quality, value and image of our brands.  During 2004 we will communicate the performance and aspirational values of the Reebok Brand.  We intend to carefully monitor and allocate our key product launches to ensure that an appropriate amount of product is in the market with the intention of generating healthy retail sell-throughs.  Our intention is to grow quality market share during 2004 in both footwear and apparel.  We will continue to invest in brand building initiatives that we believe are necessary for the long-term health of our brands.  The signing of Yao Ming reinforces a key strategic priority for Reebok to develop the footwear and apparel market throughout Asia, a region that represents a significant long-term growth opportunity.  We will also be investing in infrastructure improvements by making additional investments in our supply chain and our information systems in order to support future growth and profitability and to help us to improve our operating margins,” Fireman said.

The Company reported that its gross margin for the fourth quarter of 2003 was 38.2%, an improvement of 50 basis points when compared with the gross margin of 37.7% in the fourth quarter of 2002.  “During the quarter, much of the margin improvement came from our U.S. footwear business,” Fireman said.  “For our U.S. footwear business, returns and allowances declined year on year, as did the effect of markdowns on products closed out during the quarter,” Fireman noted.

SG&A expense totaled $277 million, or 32.8% of sales in the fourth quarter of 2003, as compared with last year’s fourth quarter SG&A of $256 million, or 33.6% of sales.  “During the quarter we increased our Reebok Brand advertising expenditure by 28% but we were able to generate operating leverage as a result of efficiencies gained from other areas of our business,” Fireman said.

Worldwide inventories at December 31, 2003 totaled $353 million, compared to $400 million at December 31, 2002, a decline of $47 million or 12%.  “We continue to emphasize the importance of strong balance sheet management throughout the organization.  Our inventory reduction was achieved despite the improvement in our open order position and the negative effects of currency on the comparison.  Our cash on hand amounted to $694 million at year end, giving us significant financial flexibility to make the appropriate investments to increase shareholder value,” Fireman continued.

The Company noted that it had purchased 2,461,900 shares of its common stock for $80 million during the year.

“In conclusion, I am pleased with our overall results for the year.  Our goal with respect to 2004 is to grow our earnings in the range of 15% and improve our earnings per share in line with the consensus of current analyst estimates.  We are planning for this earnings improvement to come from a combination of revenue increases in the mid single digit range and expansion of our operating margins.  I am confident that our experienced management team will execute our strategic plans in 2004 which will focus on growing quality market share for all of our brands,” Fireman concluded.

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	Three Months ended December 31,
	2003	2002

Reported net sales	$843,615,000	$762,842,000
Effect of change in foreign currency translation	—	32,374,000

Constant dollar net sales	$843,615,000	$795,216,000

	Twelve Months ended December 31,
	2003	2002

Reported net sales	$3,485,316,000	$3,127,872,000
Effect of change in foreign currency translation	—	139,666,000

Constant dollar net sales	$3,485,316,000	$3,267,538,000

(1)               Because of the significance of the Company’s international operations, the Company believes that disclosing sales in constant dollars provides meaningful information to assist in understanding the Company’s sales results.

This release includes forward-looking statements about the Company and its sales, revenues, earnings, spending, margins, cash flow, future orders, inventory, products, actions, plans, strategies, objectives and guidance with respect to the Company’s future operating results. These statements are based on our current expectations and are subject to certain risks and uncertainties that could cause the Company’s actual results to vary materially from the results discussed in those forward-looking statements. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.  Factors that might cause such differences include — but are not limited to — the following: economic conditions in the Company’s major markets; competition; shifts in consumer preferences; the ability to maintain advantageous licenses with the Company’s licensors; risks associated with the Company’s international sales, distribution and manufacturing; increases in raw material prices; the Company’s ability to manage and forecast its growth and inventories; the loss of significant customers or suppliers; the effect of currency fluctuations; and other factors mentioned or incorporated by reference in this release and in the Company’s 2002 Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which are on file at the SEC.  With respect to any statements concerning future orders, the Company’s backlog position is not necessarily indicative of future sales because the ratio of future orders to “at once” shipments as well as sales by Company-owned retail stores may vary from year to year. In addition, currency may fluctuate, many customer orders may be cancelled and many markets are not included in open orders since sales are made by independent distributors.

[Table follows]

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Reebok International Ltd.

Financial Summary

	Three months ended December 31,
	2003	2002

Net sales	$843,615,000	$762,842,000
Net income	$28,121,000	$16,492,000
Average basic shares	59,287,000	59,886,000
Average diluted shares (1)	68,018,000	68,448,000
Basic earnings per share	$0.47	$0.28
Diluted earnings per share	$0.44	$0.27

	Year ended December 31,
	2003	2002

Net sales	$3,485,316,000	$3,127,872,000
Net income before cumulative effect of Accounting change (2)	$157,254,000	$131,528,000
Cumulative effect of accounting change, net of taxes (3)		(5,070,000)
Net income (2)	$157,254,000	$126,458,000
Average basic shares	59,323,000	59,478,000
Average diluted shares (1)	67,763,000	68,013,000
Basic earnings per share – before cumulative effect of accounting change	$2.65	$2.21
Cumulative effect of accounting change (3)	—	(.09)
	$2.65	$2.12
Diluted earnings per share – before cumulative effect of accounting change	$2.43	$2.04
Cumulative effect of accounting change (3)	—	(.07)
	$2.43	$1.97

(1)          Assumes conversion of convertible debt into 6,483,402 shares of Reebok common stock and the dilutive effect of employee stock options.

(2)          2002 includes a one-time benefit of $6.7 million ($4.6 million net of taxes or $.07 per share) from the favorable resolution of certain outstanding international customs issues.

(3)          As a result of completing a goodwill impairment assessment required upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Intangible Assets”, the Company recorded an $8.4 million charge ($5.1 million, net of income taxes) for goodwill impairment related to two non-Reebok Brand operating units retroactive to the beginning of the fiscal year.  This charge is presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand. Sales for 2003 totaled approximately $3.5 billion.

5

Reebok International Ltd

THREE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	2003	2002 (a)

Net sales	$843.6	$762.8
Cost of sales	521.6	475.6
Gross Margin	322.0	287.2
% of Net sales	38.2%	37.7%
Selling, general and administrative expenses	277.0	256.0
% of Net sales	32.8%	33.6%
Interest expense, net	4.3	4.3
Other expenses, net	0.3	3.1
Income before income taxes and minority interest	40.4	23.8
% of Net sales	4.8%	3.1%
Income taxes	12.3	7.4
Income before minority interest	28.1	16.4
Minority interest	—	(0.1)
Net income	$28.1	$16.5

Basic earnings per share	$0.47	$0.28
Diluted earnings per share (1)	$0.44	$0.27

Average basic shares	59,287	59,886
Average diluted shares (1)	68,018	68,448

(1)       Assumes conversion of convertible debt into 6,483,402 shares of Reebok Common Stock when dilutive

(a)          Certain amounts in the prior year have been reclassified to conform to the 2003 presentation.

Reebok International Ltd

TWELVE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	2003	2002 (a)

Net sales	$3,485.3	$3,127.9
Cost of sales (1)	2,147.1	1,930.2
Gross Margin	1,338.2	1,197.7
% of Net sales	38.4%	38.3%
Selling, general and administrative expenses	1,085.8	981.8
% of Net sales	31.2%	31.4%
Interest expense, net	17.4	14.5
Other expenses, net	0.8	5.9
Income before income taxes, minority interest and cumulative effect of accounting change	234.2	195.5
% of Net sales	6.7%	6.3%
Income taxes	72.1	60.6
Income before minority interest and cumulative effect of accounting change	162.1	134.9
Minority interest	4.8	3.3
Net income before cumulative effect of accounting change	157.3	131.6
Cumulative effect of accounting change, net of income taxes (2)	—	(5.1)
Net income	$157.3	$126.5

Basic earnings per share - before cumulative effect of accounting change	$2.65	$2.21
Cumulative effect of accounting change		(0.09)
	$2.65	$2.12

Diluted earnings per share - before accounting change (3)	2.43	$2.04
Cumulative effect of accounting change		(0.07)
	$2.43	$1.97

Average basic shares	59,323	59,478
Average diluted shares (3)	67,763	68,013

(1)       2002 includes a one-time benefit of $6.7 million ($4.6 million, net of taxes or $.07 per diluted share) from the favorable resolution of certain outstanding international customs issues.

(2)       As a result of completing a goodwill impairment assessment required upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Intangible Assets”, the Company recorded an $8.4 charge ($5.1 million, net of income taxes) for goodwill impairment related to two non- Reebok Brand operating units retroactive to the beginning of the fiscal year.  This charge is presented as a cumulative effect of a change in accounting principle effective as of January 1, 2002.

(3)       Assumes conversion of convertible debt into 6,483,402 shares of Reebok Common Stock

(a)  Certain amounts in the prior year have been reclassified to conform to the 2003 presentation.

Reebok International Ltd

DECEMBER 31,

(Amounts in millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	2003	2002

ASSETS
Cash	$693.6	$642.4
Accounts receivable, net	532.3	421.8
Inventory	352.7	399.7
Other current assets	148.2	149.7
Total current assets	1,726.8	1,613.6

Property and equipment, net	149.8	134.8
Intangibles, net	67.0	67.3
Other non-current assets	46.1	45.1
Total	$1,989.7	$1,860.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable to banks	$8.1	$19.0
Current portion of long term debt	0.2	0.1
Accounts payable, accrued expenses and income taxes payable	557.6	560.8
Total current liabilities	565.9	579.9

Long term debt, net of current portion	353.2	353.3
Minority interest and other long term liabilities	36.9	42.9

Stockholders’ equity	1,033.7	884.6
Total	$1,989.7	$1,860.7

	DECEMBER 31,
ADDITIONAL FINANCIAL INFORMATION	2003	2002
Working capital	$1,160.9	$1,033.7
Current ratio	3.1	2.8
Days sales outstanding (a)	49	43
Inventory turns (a)	4.8	4.8
Total borrowings	$361.5	$372.4

(a)          In constant dollars

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

THREE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

REPORTED DOLLARS	2003	2002	Change 2003/2002

Reebok:
U.S.A - Footwear	$228.4	$194.9	17.2%
U.S.A - Apparel	155.1	145.4	6.7%
	383.5	340.3	12.7%

International - Footwear	157.1	150.3	4.5%
International - Apparel	159.2	136.4	16.7%
	316.3	286.7	10.3%

Reebok Worldwide - Footwear	385.5	345.2	11.7%
Reebok Worldwide - Apparel	314.3	281.8	11.5%
	699.8	627.0	11.6%

Rockport	87.2	97.5	-10.6%
Other Brands	56.6	38.3	47.8%
Total Company	$843.6	$762.8	10.6%

Footwear	$514.9	$467.9	10.0%
Apparel	328.7	294.9	11.5%
Total Company	$843.6	$762.8	10.6%

CONSTANT DOLLARS	2003	2002	Change 2003/2002

Reebok:
U.S.A - Footwear	$228.4	$194.9	17.2%
U.S.A - Apparel	155.1	145.4	6.7%
	383.5	340.3	12.7%

International - Footwear	157.1	164.6	-4.6%
International - Apparel	159.2	151.4	5.2%
	316.3	316.0	0.1%

Reebok Worldwide - Footwear	385.5	359.5	7.2%
Reebok Worldwide - Apparel	314.3	296.8	5.9%
	699.8	656.3	6.6%

Rockport	87.2	100.5	-13.2%
Other Brands	56.6	38.4	47.4%
Total Company	$843.6	$795.2	6.1%

Footwear	$514.9	$485.2	6.1%
Apparel	328.7	310.0	6.0%
Total Company	$843.6	$795.2	6.1%

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

TWELVE MONTHS ENDED DECEMBER 31,

(Amounts in millions except per share data)

REPORTED DOLLARS	2003	2002	Change 2003/2002

Reebok:
U.S.A - Footwear	$1,036.3	$931.7	11.2%
U.S.A - Apparel	561.2	461.2	21.7%
	1,597.5	1,392.9	14.7%

International - Footwear	702.5	645.9	8.8%
International - Apparel	636.5	552.8	15.1%
	1,339.0	1,198.7	11.7%

Reebok Worldwide - Footwear	1,738.8	1,577.6	10.2%
Reebok Worldwide - Apparel	1,197.7	1,014.0	18.1%
	2,936.5	2,591.6	13.3%

Rockport	361.0	385.6	-6.4%
Other Brands	187.8	150.7	24.6%
Total Company	$3,485.3	$3,127.9	11.4%

Footwear	$2,226.7	$2,060.8	8.1%
Apparel	1,258.6	1,067.1	17.9%
Total Company	$3,485.3	$3,127.9	11.4%

CONSTANT DOLLARS	2003	2002	Change 2003/2002

Reebok:
U.S.A - Footwear	$1,036.3	$931.7	11.2%
U.S.A - Apparel	561.2	461.2	21.7%
	1,597.5	1,392.9	14.7%

International - Footwear	702.5	711.8	-1.3%
International - Apparel	636.5	616.8	3.2%
	1,339.0	1,328.6	0.8%

Reebok Worldwide - Footwear	1,738.8	1,643.5	5.8%
Reebok Worldwide - Apparel	1,197.7	1,078.0	11.1%
	2,936.5	2,721.5	7.9%

Rockport	361.0	395.3	-8.7%
Other Brands	187.8	150.8	24.5%
Total Company	$3,485.3	$3,267.6	6.7%

Footwear	$2,226.7	$2,136.4	4.2%
Apparel	1,258.6	1,131.2	11.3%
Total Company	$3,485.3	$3,267.6	6.7%

Reebok International Ltd

RECONCILIATION OF REPORTED TO CONSTANT DOLLAR SALES

(Amounts in millions except per share data)

	2003	2002	Change 2003/2002

THREE MONTHS ENDED DECEMBER 31,

Reported Dollars:
Footwear	$514.9	$467.9	10.0%
Apparel	328.7	294.9	11.5%
Total Company	843.6	762.8	10.6%

Effect of Change in Foreign Currency Translation:
Footwear	—	17.3
Apparel	—	15.1
	—	32.4
Constant Dollars:
Footwear	514.9	485.2	6.1%
Apparel	328.7	310.0	6.0%
Total Company	$843.6	$795.2	6.1%

TWELVE MONTHS ENDED DECEMBER 31,

Reported Dollars:
Footwear	$2,226.7	$2,060.8	8.1%
Apparel	1,258.6	1,067.1	17.9%
Total Company	3,485.3	3,127.9	11.4%

Effect of Change in Foreign Currency Translation:
Footwear	—	75.6
Apparel	—	64.1
	—	139.7
Constant Dollars:
Footwear	2,226.7	2,136.4	4.2%
Apparel	1,258.6	1,131.2	11.3%
Total Company	$3,485.3	$3,267.6	6.7%

Reebok International Ltd

ORDERS SCHEDULED FOR DELIVERY

	Percentage Change 2004/2003
For the period January 1 to June 30	Reported Dollars		Constant Dollars

U.S.A.:

Footwear	+	8.4%	+	8.4%
Apparel	+	20.9%	+	20.9%

Total Domestic	+	10.4%	+	10.4%

International

Footwear	+	12.5%	-	2.3%
Apparel	+	20.1%	+	5.3%

Total International	+	16.1%	+	1.2%

Total Reebok Brand

Footwear	+	9.8%	+	4.5%
Apparel	+	20.4%	+	9.7%

Total Reebok Brand	+	12.9%	+	6.1%